Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson
October 16, 2020		First Citizens BancShares
919.716.2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR THIRD QUARTER 2020
RALEIGH, N.C. -- First Citizens BancShares Inc. (“BancShares”) (Nasdaq: FCNCA) reported strong earnings for the third quarter of 2020. Key results for the quarter ended September 30, 2020 are presented below:
THIRD QUARTER RESULTS

Q3 2020	Q3 2019	Q3 2020	Q3 2019	Q3 2020	Q3 2019	Q3 2020	Q3 2019	Q3 2020	Q3 2019
Net income (in millions)		Net income per share		Net interest margin		Return on average assets		Return on average equity
$142.7	$124.8	$14.03	$11.27	3.06%	3.77%	1.18%	1.32%	14.93%	13.83%

YEAR-TO-DATE (“YTD”) RESULTS

2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Net income (in millions)		Net income per share		Net interest margin		Return on average assets		Return on average equity
$353.6	$355.5	$33.96	$31.50	3.23%	3.80%	1.05%	1.29%	12.59%	13.41%
THIRD QUARTER HIGHLIGHTS

Net income
Net income for the third quarter of 2020 totaled $142.7 million, an increase of $17.9 million, or 14.3%, compared to the same quarter in 2019. Net income per common share increased to $14.03 for the third quarter of 2020, from $11.27 per share during the same quarter in 2019.

Return on average assets and equity
Return on average assets for the third quarter of 2020 was 1.18%, down from 1.32% during the same quarter in 2019. Return on average equity for the third quarter of 2020 was 14.93%, up from 13.83% during the same period of 2019.

Net interest income and net interest margin
BancShares reported total net interest income of $353.7 million for the third quarter of 2020, an increase of $17.2 million, or 5.1%, compared to the same quarter in 2019. The taxable-equivalent net interest margin (“NIM”) was 3.06% for the third quarter of 2020, down 71 basis points from 3.77% during the same quarter in 2019 and down 8 basis points from 3.14% during the second quarter of 2020.

Allowance for credit losses
The allowance for credit losses (“ACL”) was $223.9 million at September 30, 2020, compared to $225.1 million at December 31, 2019. The change relates primarily to a $37.9 million reduction in the ACL as a result of adopting the Current Expected Credit Loss model (“CECL”), partially offset by a reserve build of $36.1 million due to an increase in potential loan losses related to the impact of COVID-19.

Operating performance
Noninterest income totaled $120.6 million for the third quarter of 2020, an increase of $19.6 million, or 19.5%, compared to the same quarter of 2019. Noninterest expense was $291.7 million for the third quarter of 2020, an increase of $21.3 million, or 7.9%, compared to the same quarter of 2019.

Loans and credit quality
Total loans grew to $32.85 billion, an increase of $3.96 billion, or by 18.3% on an annualized basis, since December 31, 2019. Excluding $3.11 billion of loans originated under the Small Business Administration Paycheck Protection Program (“SBA-PPP”), total loans increased $851.0 million since December 31, 2019, or by 3.9% on an annualized basis. The net charge-off ratio was 0.03% and 0.07% for the three and nine months ended September 30, 2020, respectively, compared to 0.10% for both the three and nine months ended September 30, 2019.

Deposits
Total deposits grew to $42.25 billion, an increase of $7.82 billion, or by 30.3% on an annualized basis, since December 31, 2019. Excluding estimated SBA-PPP deposits which combined totaled $1.30 billion, total deposits increased $6.52 billion since December 31, 2019, or by 25.3% on an annualized basis.

Capital
During the third quarter of 2020, BancShares repurchased 117,700 shares of Class A common stock for $47.1 million. BancShares remained well capitalized with a total risk-based capital ratio of 13.7%, a Tier 1 risk-based capital ratio of 11.5%, a common equity Tier 1 ratio of 10.4% and a Tier 1 leverage ratio of 7.8%.

ONGOING COVID-19 RESPONSE

BancShares remains in a very strong capital and liquidity position providing stability in navigating the COVID-19 crisis. Our leadership team continues to ensure appropriate measures are in place to protect the welfare of our employees and soundness of the organization, while continuing to support our customers. Our branches have re-opened with enhanced safety protocols, and our corporate locations remain at limited occupancy due to current virus trends.

Through September 30, 2020, over 94% of all COVID-19 related loan extensions have begun repayment. Delinquency trends among loans entering repayment are in line with the remainder of the portfolio. We have not seen significant declines in overall credit quality, though the impacts of the SBA-PPP and payment extensions could be delaying signs of credit deterioration.

During 2020, BancShares originated over 23,000 SBA-PPP loans with an outstanding balance of $3.11 billion at September 30, 2020. We collected $117.2 million in SBA-PPP related loan fees per the program terms. These fees were deferred and are being recognized in interest income over the life of the respective loans. We have begun accepting and processing applications for forgiveness during the third quarter, and we anticipate acceleration of the fee income as the volume of approved forgiveness applications increases and payments are received from the SBA.

Strong Liquidity and Capital Position

We maintain a strong level of liquidity. As of September 30, 2020, liquid assets (available cash and unencumbered high quality liquid assets at market value) totaled approximately $8.51 billion, representing 17.5% of consolidated assets as of September 30, 2020.

In addition to liquid assets, we had contingent sources of liquidity totaling approximately $11.37 billion in the form of Federal Home Loan Bank borrowing capacity, Federal Reserve Discount Window availability, fed funds lines and a committed line of credit.

At September 30, 2020, BancShares’ regulatory capital ratios were well in excess of Basel III capital requirements with a total risk-based capital ratio of 13.7%, a Tier 1 risk-based capital ratio of 11.5%, a common equity Tier 1 ratio of 10.4%, a Tier 1 leverage ratio of 7.8% and a capital conservation buffer of 5.5%, more than twice the required level of 2.5%.

RECENT MERGER ACTIVITY

On October 15, 2020, BancShares, First-Citizens Bank & Trust Company, the bank subsidiary of BancShares (“FCB”), FC Merger Subsidiary IX, Inc., a subsidiary of FCB, and CIT Group Inc. (“CIT”) entered into a definitive merger agreement through which the companies will combine in an all-stock merger of equals. The transaction is anticipated to close during the first half of 2021 subject to the receipt of regulatory approvals, the approval of CIT’s and BancShares’ stockholders and the satisfaction of other customary closing conditions.

NET INTEREST INCOME

Net interest income for the third quarter of 2020 totaled $353.7 million, an increase of $17.2 million, or 5.1%, compared to the third quarter of 2019. This was primarily due to an increase in interest earned on loans, driven by SBA-PPP loans and organic loan growth, and lower rates paid on interest-bearing liabilities, partially offset by declines in yields on interest-earning assets and increased borrowings. SBA-PPP loans contributed $28.9 million in interest and fee income during the quarter. The taxable-equivalent NIM was 3.06% during the third quarter of 2020, a decrease of 71 basis points from 3.77% for the comparable quarter in the prior year. The margin decline was primarily due to a decrease in the yield on interest-earning assets, partially offset by a decline in rates paid on deposits and borrowings. The taxable-equivalent NIM declined 8 basis points from 3.14% in the linked quarter primarily related to a decline in yield on interest-earning assets, partially offset by a decline in the rate paid on interest-bearing deposits.

Net interest income for the nine months ended September 30, 2020, totaled $1.03 billion, an increase of $45.2 million, or 4.6% compared to the same period of 2019. The change was primarily due to SBA-PPP loans and organic loan growth coupled with lower rates paid on deposits and borrowings. This was partially offset by declines in the yield on interest-earning assets and higher deposit and borrowing balances. SBA-PPP loans contributed $47.9 million in interest and fee income during 2020. The taxable equivalent NIM decreased 57 basis points to 3.23% compared to 3.80% for the nine months ended September 30, 2019, primarily due to a decline in yield on interest-earning assets coupled with an increase in total borrowings, only partially offset by a decline in the rate paid on interest-bearing deposits.

PROVISION FOR CREDIT LOSSES

Provision expense was $4.0 million and $52.9 million for the three and nine month periods ended September 30, 2020, respectively, as compared to $6.8 million and $23.7 million for the three and nine month periods ended September 30, 2019, respectively. The increase in the nine month period was primarily COVID-19 related as loss estimates consider the potential impact of slower economic activity and elevated unemployment, as well as potential mitigants due to government stimulus and loan accommodations. The year-to-date provision expense includes $36.1 million of reserve build for credit losses specifically related to the potential impacts of COVID-19. The decrease in the three month period was due to stabilization in the macroeconomic forecasts, limited movement in credit quality metrics and continued low net charge-offs.

Total net charge-offs in the third quarter of 2020 were $2.6 million, a decrease from $6.5 million in the third quarter of 2019 due to a lower volume of charge-offs and increased recoveries. Net charge-offs were $17.4 million and $20.6 million for the nine months ended September 30, 2020 and 2019, respectively. The net charge-off ratio was 0.03% and 0.07% for the three and nine month periods ended September 30, 2020, respectively, compared to 0.10% for both the three and nine month periods ended September 30, 2019. Excluding the impact of SBA-PPP loans on average loan balances, the net charge-off ratio was 0.03% and 0.08% for the three and nine month periods ended September 30, 2020.

NONINTEREST INCOME

Noninterest income for the third quarter of 2020 totaled $120.6 million compared to $100.9 million for the third quarter of 2019, an increase of $19.7 million, or 19.5%. The third quarter of 2020 included realized gains on available for sale securities totaling $21.4 million and negative fair value adjustments on marketable equity securities totaling $2.7 million. This compares to realized gains on available for sale securities of $1.1 million and negative fair value adjustments on marketable equity securities of $1.0 million for the third quarter of 2019. The remaining $1.1 million increase was primarily driven by a $5.7 million increase in mortgage income due to increased production resulting from lower mortgage interest rates and a $3.8 million increase in cardholder services income, partially offset by a $6.3 million decrease in net service charges on deposits.

Noninterest income for the first nine months of 2020 totaled $350.0 million compared to $311.5 million for the same period of 2019, an increase of $38.5 million, or 12.4%. Year-to-date 2020 noninterest income included realized gains on available for sale securities totaling $55.0 million, positive fair value adjustments on marketable equity securities totaling $10.5 million, and impairment of mortgage servicing rights of $4.3 million. This compares to realized gains on available for sale securities of $6.9 million and positive fair value adjustments on marketable equity securities of $13.5 million for the same period of 2019. The remaining decrease was driven primarily by a $13.2 million decrease in net service charges on deposits and a $13.8 million decrease in purchased credit impaired (“PCI”) recoveries, which following the adoption of CECL, are recorded to the ACL. These declines were partially offset by a $16.3 million increase in mortgage income due to increased production resulting from lower mortgage interest rates and a $4.4 million increase in cardholder services.

NONINTEREST EXPENSE

Noninterest expense totaled $291.7 million for the third quarter of 2020, a $21.2 million, or 7.9%, increase compared to the same period in 2019. The increase was largely driven by a $12.9 million increase in personnel-related expenses primarily due to increased salaries and wages as a result of personnel from acquisitions and merit increases. In addition, processing fees paid to third parties increased by $4.7 million reflecting continued investment in digital and technological capabilities.

Noninterest expense totaled $883.3 million for the first nine months of 2020, a $71.8 million, or 8.9%, increase compared to the same period of 2019. The increase was largely driven by a $42.0 million increase in personnel expenses as a result of merit increases and personnel from acquisitions, an $11.5 million increase in processing fees paid to third parties reflecting continued investment in digital and technological capabilities and a $6.2 million increase in pension expense as a result of a decline in the discount rate.

INCOME TAXES

Income tax expense totaled $35.8 million and $35.4 million for the third quarter of 2020 and 2019, respectively, representing effective tax rates of 20.1% and 22.1% for the respective periods.
Income tax expense totaled $89.5 million and $105.0 million for the first nine months of 2020 and 2019, respectively, representing effective tax rates of 20.2% and 22.8% for the respective nine month periods.

The effective tax rates for the third quarter and first nine months of 2020 were favorably impacted by $3.5 million and $10.4 million, respectively, due to BancShares’ decision in the second quarter to utilize an allowable alternative for computing its 2020 federal income tax liability. Without this alternative, the effective tax rate would have been approximately 22.0% and 22.6% for the third quarter and first nine months of 2020, respectively. The allowable alternative provides BancShares the ability to use the federal income tax rate for certain current year deductible amounts related to prior year FDIC-assisted acquisitions that was applicable when these amounts were originally subjected to tax.

LOANS AND DEPOSITS

At September 30, 2020, loans totaled $32.85 billion, an increase of $3.96 billion since December 31, 2019. Of this growth, $3.11 billion was related to SBA-PPP loans originations. Excluding SBA-PPP loans, total loans increased $851.0 million since December 31, 2019, or by 3.9% on an annualized basis.

At September 30, 2020, deposits totaled $42.25 billion, an increase of $7.82 billion since December 31, 2019. This growth includes estimated deposits of $1.30 billion related to the SBA-PPP. Excluding the impact of these deposits, total deposits increased $6.52 billion since December 31, 2019, or by 25.3% on an annualized basis.

ALLOWANCE FOR CREDIT LOSSES

The ACL was $223.9 million at September 30, 2020, compared to $225.1 million at December 31, 2019. The ACL as a percentage of total loans was 0.68% at September 30, 2020, compared to 0.78% at December 31, 2019. The reduction was due primarily to the adoption of CECL, resulting in a $37.9 million reduction in the ACL, partially offset by a reserve build of $36.1 million due to an increase in potential loan losses related to the impact of COVID-19. Excluding SBA-PPP loans, which have no associated ACL, the ACL as a percentage of total loans was 0.75% as of September 30, 2020. The ACL as of September 30, 2020, excluding SBA-PPP loans, covered approximately 9.4 times annualized year-to-date net charge-offs compared to 6.5 times at January 1, 2020 with the adoption of CECL.

NONPERFORMING ASSETS

Nonperforming assets, including nonaccrual loans and other real estate owned, were $239.2 million, or 0.73% of total loans and other real estate owned at September 30, 2020, compared to $168.3 million or 0.58% at December 31, 2019. Contributing to the increase was the dissolution of PCI pools as part of the adoption of CECL, which moved loans from performing PCI pools into nonaccrual status, and represents $27.5 million of nonaccrual loans as of September 30, 2020. Excluding the impact of the accounting change, the nonperforming asset ratio at September 30, 2020 would have been relatively consistent with December 31, 2019.

CAPITAL TRANSACTIONS

During the third quarter of 2020, BancShares repurchased 117,700 shares of Class A common stock for $47.1 million at an average cost per share of $399.82 compared to a total of 295,900 shares of Class A common stock for $135.4 million at an average cost per share of $457.50 for the third quarter of 2019. For the nine months ended September 30, 2020, BancShares repurchased 813,090 shares of Class A common stock for $333.8 million at an average cost per share of $410.48 compared to 744,400 shares of Class A common stock for $325.9 million at an average cost per share of $437.84 for the nine months ended September 30, 2019. All Class A common stock repurchases completed in 2020 and 2019 were consummated under previously approved authorizations. Upon completion of the share repurchase authorization on July 31, 2020, share repurchase activity was suspended.

EARNINGS CALL DETAILS

In light of the announcement earlier today of entry into a definitive merger agreement with CIT, BancShares has cancelled its live conference call originally scheduled for October 28, 2020, at 9 a.m.

There will be a joint conference call to discuss the transaction and third quarter 2020 earnings at 8 a.m. Eastern time today. To listen to the live call, please dial 1-888-317-6003 (U.S.), 1-866-284-3684 (Canada) or 1-412-317-6061 (international) and enter the participant code 7110614.

A link to the live webcast, along with the related presentations, will be available on the investor relations section of each company’s website at ir.cit.com/CorporateProfile and firstcitizens.com/investor-relations.

An audio replay will be available an hour after the conclusion of the call. To access the replay, dial 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada) or 1-412-317-0088 (international) and use access number 10149208. This replay will be available through November 30, 2020.

For investor inquiries, contact Tom Heath, director of Investor Relations, 919-716-4565.

ABOUT FIRST CITIZENS BANCSHARES

BancShares is the financial holding company for Raleigh, North Carolina-headquartered First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 19 states, including digital banking, mobile banking, ATMs and telephone banking. As of September 30, 2020, BancShares had total assets of $48.67 billion.

For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.

FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and future performance of BancShares. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “targets,” “designed,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements.  These forward-looking statements are based on BancShares’ current expectations and assumptions regarding BancShares’ business, the economy, and other future conditions.

Because forward-looking statements relate to future results and occurrences, they are subject to inherent risks, uncertainties, changes in circumstances and other factors that are difficult to predict.  Many possible events or factors could affect BancShares’ future financial results and performance and could cause the actual results, performance or achievements of BancShares to differ materially from any anticipated results expressed or implied by such forward-looking statements.  Such risks and uncertainties include, among others, the impacts of the global COVID-19 pandemic on BancShares’ business, the financial success or changing conditions or strategies of BancShares’ customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, the delay in closing (or failure to close) one or more of BancShares’ previously announced acquisition transaction(s), the failure to realize the anticipated benefits of BancShares’ previously announced acquisition transaction(s), and general competitive, economic, political, and market conditions, as well as risks related to the proposed transaction with CIT including, in addition to those described above and among others, (1) the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed transaction may not be realized or may take longer than anticipated to be realized, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the condition of the economy and competitive factors in areas where BancShares and CIT do business, (2) disruption to BancShares’ and CIT’s businesses as a result of the announcement and pendency of the proposed transaction and diversion of management’s attention from ongoing business operations and opportunities, (3) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement, (4) the risk that the integration of BancShares’ and CIT’s operations will be materially delayed or will be more costly or difficult than expected or that BancShares and CIT are otherwise unable to successfully integrate their businesses, (5) the failure to obtain the necessary approvals of the stockholders of BancShares and/or CIT, (6) the outcome of any legal proceedings that may be instituted against BancShares and/or CIT, (7) the failure to obtain required governmental approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction), (8) reputational risk and potential adverse reactions of BancShares’ and/or CIT’s customers, suppliers, employees or other business partners, including those resulting from the announcement or completion of the proposed transaction, (9) the failure of any of the closing conditions in the definitive merger agreement to be satisfied on a timely basis or at all, (10) delays in closing the proposed transaction, (11) the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by BancShares’ issuance of additional shares of its capital stock in connection with the proposed transaction, (13) general competitive, economic, political and market conditions, (14) other factors that may affect future results of BancShares and CIT including changes in asset quality and credit risk, the inability to sustain revenue and earnings growth, changes in capital markets, inflation, customer borrowing, repayment, investment and deposit practices, the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms, and (15) the impact of the global COVID-19 pandemic on CIT’s business, the parties’ ability to complete the proposed transaction and/or any of the other foregoing risks.

Except to the extent required by applicable law or regulation, BancShares disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.  Further information regarding BancShares and factors which could affect the forward-looking statements contained herein can be found in BancShares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2019, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2020 and June 30, 2020, and its other filings with the Securities and Exchange Commission.

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CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share data; unaudited)	Three months ended			Nine months ended September 30
	September 30, 2020	June 30, 2020	September 30, 2019	2020	2019
SUMMARY OF OPERATIONS
Interest income	$374,334	$363,257	$362,318	$1,107,150	$1,049,963
Interest expense	20,675	25,863	25,893	77,697	65,718
Net interest income	353,659	337,394	336,425	1,029,453	984,245
Provision for credit losses	4,042	20,552	6,766	52,949	23,714
Net interest income after provision for credit losses	349,617	316,842	329,659	976,504	960,531
Noninterest income	120,572	165,402	100,930	349,985	311,468
Noninterest expense	291,662	291,679	270,425	883,312	811,479
Income before income taxes	178,527	190,565	160,164	443,177	460,520
Income taxes	35,843	36,779	35,385	89,538	105,023
Net income	$142,684	$153,786	$124,779	$353,639	$355,497
Less: Preferred stock dividends	4,636	4,790	—	9,426	—
Net income available to common shareholders	$138,048	$148,996	$124,779	$344,213	$355,497
Net interest income, taxable equivalent	$354,256	$337,965	$337,322	$1,031,395	$986,896
PER COMMON SHARE DATA
Net income	$14.03	$14.74	$11.27	$33.96	$31.50
Cash dividends on common shares	0.40	0.40	0.40	1.20	1.20
Book value at period-end	380.43	367.57	327.86	380.43	327.86
CONDENSED BALANCE SHEET
Cash and due from banks	$352,419	$389,233	$288,933	$352,419	$288,933
Overnight investments	3,137,945	3,107,575	949,899	3,137,945	949,899
Investment securities	9,860,594	9,508,476	7,167,680	9,860,594	7,167,680
Loans and leases	32,845,144	32,418,425	27,196,511	32,845,144	27,196,511
Less allowance for credit losses	(223,936)	(222,450)	(226,825)	(223,936)	(226,825)
Other assets	2,694,707	2,664,935	2,372,126	2,694,707	2,372,126
Total assets	$48,666,873	$47,866,194	$37,748,324	$48,666,873	$37,748,324
Deposits	$42,250,606	$41,479,245	$32,743,277	$42,250,606	$32,743,277
Other liabilities	2,341,853	2,395,505	1,436,565	2,341,853	1,436,565
Shareholders’ equity	4,074,414	3,991,444	3,568,482	4,074,414	3,568,482
Total liabilities and shareholders’ equity	$48,666,873	$47,866,194	$37,748,324	$48,666,873	$37,748,324
SELECTED PERIOD AVERAGE BALANCES
Total assets	$48,262,155	$45,553,502	$37,618,836	$44,834,045	$36,770,191
Investment securities	9,930,197	8,928,467	6,956,981	8,774,840	6,851,348
Loans and leases	32,694,996	31,635,958	26,977,476	31,148,683	26,368,922
Interest-earning assets	45,617,376	42,795,781	35,293,979	42,151,861	34,473,814
Deposits	41,905,844	39,146,415	32,647,264	38,612,836	31,856,771
Interest-bearing liabilities	25,591,707	24,407,285	20,551,393	24,388,339	20,204,705
Common shareholders’ equity	3,679,138	3,648,284	3,580,235	3,651,132	3,545,418
Shareholders’ equity	$4,019,075	$3,988,225	$3,580,235	$3,896,645	$3,545,418
Common shares outstanding	9,836,629	10,105,520	11,060,462	10,137,321	11,286,984
SELECTED RATIOS
Annualized return on average assets	1.18%	1.36%	1.32%	1.05%	1.29%
Annualized return on average equity	14.93	16.43	13.83	12.59	13.41
Net yield on interest-earning assets (taxable equivalent)	3.06	3.14	3.77	3.23	3.80
Tier 1 risk-based capital ratio	11.5	11.4	11.8	11.5	11.8
Tier 1 common equity ratio	10.4	10.3	11.8	10.4	11.8
Total risk-based capital ratio	13.7	13.6	13.1	13.7	13.1
Tier 1 leverage capital ratio	7.8	8.1	9.2	7.8	9.2

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Nine months ended September 30
(Dollars in thousands, unaudited)	September 30, 2020	June 30, 2020	September 30, 2019	2020	2019
ALLOWANCE FOR CREDIT LOSSES (1)
ACL at beginning of period	$222,450	$209,259	$226,583	$225,141	$223,712
Adoption of ASC 326	—	—	—	(37,924)	—
Initial PCD allowance on new acquisitions(2)	—	—	—	1,193	—
Provision for credit losses	4,042	20,552	6,766	52,949	23,714
Net charge-offs of loans and leases:
Charge-offs	(8,932)	(12,064)	(9,647)	(35,257)	(30,403)
Recoveries	6,376	4,703	3,123	17,834	9,802
Net charge-offs of loans and leases	(2,556)	(7,361)	(6,524)	(17,423)	(20,601)
ACL at end of period	$223,936	$222,450	$226,825	$223,936	$226,825
ACL at end of period allocated to:
PCD	$25,127	$26,928	$6,867	$25,127	$6,867
Non-PCD	198,809	195,522	219,958	198,809	219,958
ACL at end of period	$223,936	$222,450	$226,825	$223,936	$226,825
Reserve for unfunded commitments	$13,971	$13,685	$1,097	$13,971	$1,097
SELECTED LOAN DATA
Average loans and leases:
PCD	$512,559	$546,998	$530,390	$529,819	$551,065
Non-PCD	32,065,084	30,992,001	26,379,156	30,525,411	25,762,098
Loans and leases at period-end:
PCD	495,878	530,651	513,589	495,878	513,589
Non-PCD	32,349,266	31,887,774	26,682,922	32,349,266	26,682,922
RISK ELEMENTS
Nonaccrual loans and leases(3)	$186,454	$197,791	$109,645	$186,454	$109,645
Other real estate owned	52,789	53,850	46,253	52,789	46,253
Total nonperforming assets	$239,243	$251,641	$155,898	$239,243	$155,898
Accruing loans and leases 90 days or more past due(3)	$3,587	$3,796	$27,534	$3,587	$27,534
RATIOS
Net charge-offs (annualized) to average loans and leases	0.03%	0.09%	0.10%	0.07%	0.10%
ACL to total loans and leases(4):
PCD	5.07	5.07	1.34	5.07	1.34
Non-PCD	0.61	0.61	0.82	0.61	0.82
Total	0.68	0.69	0.83	0.68	0.83
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.73	0.77	0.57	0.73	0.57

(1) BancShares recorded no ACL on investment securities as part of the adoption of ASU 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments as of January 1, 2020, June 30, 2020, or September 30, 2020.

(2) Upon adoption of ASU 2016-13 as of January 1, 2020, the concept of purchased credit impaired loans under ASC 310-30 was eliminated. Loans and leases determined at the date of acquisition, to have experienced more than insignificant credit quality since origination are accounted for under the guidance in ASC Topic 326-20, Credit Losses as purchased credit deteriorated assets. PCD loans and leases are recorded at fair value at the date of acquisition with an initial reserve recorded directly to the allowance for credit losses. Provision is recorded if there is additional credit deterioration after the acquisition date. Non-PCD loans include originated and purchased non-credit deteriorated loans. Loans previously classified as PCI were determined to be PCD.

(3) Upon adoption of ASU 2016-13, we dissolved pooling of PCI loans allowed under ASC 310-30. This increased the amount of nonaccrual loans as those nonaccrual loans within performing PCI pools were previously excluded from reporting. As of January 1, 2020, there were $47.0 million of nonaccrual loans released from performing PCI pools including $24.2 million of loans that were greater than 90 days past due. Of these nonaccrual loans, $27.5 million were outstanding as of September 30, 2020.

(4) Loans originated in relation to the SBA-PPP do not have a recorded ACL. As of September 30, 2020, the ratio of ACL to total Non-PCD loans excluding SBA-PPP loans was 0.68% while the ratio of ACL to total loans excluding SBA-PPP loans was 0.75%.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$32,694,996	$336,934	4.06%	$31,635,958	$326,618	4.10%	$26,977,476	$315,621	4.61%
Investment securities:
U.S. Treasury	695,419	497	0.28	206,575	679	1.32	834,577	5,262	2.50
Government agency	587,377	1,335	0.91	657,405	1,428	0.87	628,322	4,742	3.02
Mortgage-backed securities	8,047,247	28,236	1.40	7,555,947	28,532	1.51	5,195,711	27,891	2.15
Corporate bonds	489,602	6,433	5.26	299,250	3,782	5.06	149,888	1,912	5.10
Other investments	110,552	739	2.66	209,290	2,236	4.30	148,483	636	1.70
Total investment securities	9,930,197	37,240	1.50	8,928,467	36,657	1.64	6,956,981	40,443	2.32
Overnight investments	2,992,183	757	0.10	2,231,356	553	0.10	1,359,522	7,151	2.09
Total interest-earning assets	$45,617,376	$374,931	3.24	$42,795,781	$363,828	3.38	$35,293,979	$363,215	4.06
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$9,239,838	$1,369	0.06%	$8,562,145	$1,310	0.06%	$7,361,758	$1,509	0.08%
Savings	3,070,619	314	0.04	2,846,557	312	0.04	2,636,583	528	0.08
Money market accounts	8,108,832	3,634	0.18	7,618,883	6,519	0.34	6,088,740	6,610	0.43
Time deposits	3,205,850	8,151	1.01	3,398,979	9,775	1.16	3,523,658	13,090	1.47
Total interest-bearing deposits	23,625,139	13,468	0.23	22,426,564	17,916	0.32	19,610,739	21,737	0.44
Securities sold under customer repurchase agreements	710,237	395	0.22	659,244	399	0.24	533,371	542	0.40
Other short-term borrowings	—	—	—	45,549	248	2.16	23,236	203	3.50
Long-term borrowings	1,256,331	6,812	2.15	1,275,928	7,300	2.26	384,047	3,411	3.51
Total interest-bearing liabilities	$25,591,707	$20,675	0.32	$24,407,285	$25,863	0.42	$20,551,393	$25,893	0.50
Interest rate spread			2.92%			2.96%			3.56%
Net interest income and net yield on interest-earning assets		$354,256	3.06%		$337,965	3.14%		$337,322	3.77%

(1) Loans and leases include PCD and non-PCD loans, nonaccrual loans and loans held for sale.

(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 21.0%, as well as state income tax rates of 3.4% for all periods presented. The taxable-equivalent adjustment was $597 thousand, $571 thousand and $897 thousand for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively.